UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2013

GLOBALSTAR, INC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd.

Covington, Louisiana 70433

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (985) 335-1500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K originally filed with the Securities and Exchange Commission on May 20, 2013 (the “Form 8-K”), Globalstar, Inc. (the “Company”) entered into the Fourth Supplemental Indenture, dated as of May 20, 2013, between the Company and U.S. Bank National Association, as Trustee (the “New Indenture”), relating to the issuance by the Company of approximately $54.6 million in 8.0% Convertible Senior Notes due April 1, 2028 (the “New Notes”).

In accordance with the terms of the New Indenture, on December 27, 2013, the Company caused all of its subsidiaries that guaranty the obligations of the Company’s senior secured credit facility (the “Facility”) to execute and deliver to the Trustee a guaranty of the Company’s obligations under the New Notes in the form attached to the New Indenture. The subsidiaries’ obligations under the guaranty are subordinated to their obligations under their guaranty of the Facility.

A copy of the Guaranty Agreement was included in Exhibit 4.1 to the Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the previously announced Common Stock Purchase and Option Agreement between the Company, Thermo Funding Company LLC (“TFC”) and Thermo Funding II LLC (“TFII” and collectively with TFC, “Thermo”), the special committee of the Board of Directors exercised its option to require Thermo to invest an additional $13.5 million into the Company. On December 27, 2013, Thermo invested such amount and was issued 25,961,538 shares of non-voting common stock. In addition, the special committee has extended its option for Thermo to purchase up to $11.5 million of additional shares of non-voting common stock at a price equal to 85% of the average closing price of the voting common stock on the ten trading days immediately preceding the date of the special committee’s request until March 31, 2014.

The sale of shares of the Company’s common stock to Thermo pursuant to the Common Stock Purchase and Option Agreement is exempt from registration under Section 4(2) of the Act for transactions not involving a public offering. Thermo has agreed that the shares acquired by it are “restricted securities” and may not be transferred other than pursuant to an effective registration statement under the Act or an applicable exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2013

GLOBALSTAR, INC.

By:	/s/ James Monroe III
Name: James Monroe III
Title: Chief Executive Officer

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